Exhibit 99.1

Photon Dynamics Receives Extension from Nasdaq Regarding Filing of Form 10-Q and Form 10-K

SAN JOSE, California, January 2, 2008 – Photon Dynamics, Inc. (NASDAQ: PHTN) today announced that the Nasdaq Listing Qualifications Panel (the “Panel”) has granted Photon Dynamics a conditional extension of time to January 23, 2008 to bring its filings current with the Securities and Exchange Commission (the “SEC”) in response to Photon Dynamics’ request for additional time as previously announced on December 11, 2007. The Panel noted that the conditional extension to January 23, 2008 represents the full extent of the Panel’s authority to grant an exception for the continued listing of Photon Dynamics on The Nasdaq Stock Market.  In the event that Photon Dynamics is unable to meet the extended deadline, the Panel will issue a final determination to delist Photon Dynamics’ shares and, unless the Nasdaq Listing and Hearings Review Council issues a stay, will suspend trading of Photon Dynamics’ shares on The Nasdaq Stock Market effective on the second business day from the date of the final determination.   Pending a final decision by the Panel, Photon Dynamics’ shares will remain listed on The Nasdaq Stock Market. While Photon Dynamics currently believes that it will be able to complete and file its Form 10-K for the fiscal year ended September 30, 2007 (which will contain Photon Dynamics’ restated financial statements as well as all information that would have been contained within Photon Dynamics’ Form 10-Q for the quarter ended June 30, 2007) with the SEC on or before January 23, 2008, Photon Dynamics can provide no assurance that it will be able to do so.

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a global supplier utilizing advanced machine vision technology for market leading Liquid Crystal Display (LCD) flat panel display test and repair systems and for high performance digital imaging systems for defense, surveillance, industrial inspection and medical imaging applications.  For more information about Photon Dynamics (NASDAQ: PHTN), visit its website at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics’ intention to file its Form 10-K for the fiscal year ended September 30, 2007 on or before January 23, 2008 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to, the risk that the Company is unable to complete the restatement on a timely basis.  As a result, actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Factors Affecting Operating Results" in Photon Dynamics' Annual Report on Form 10-K for the year ended September 30, 2006 as filed with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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